SUNRISE TECHNOLOGIES                                       EXHIBIT 99.1

                                                  FOR IMMEDIATE RELEASE


CONTACT:         Investor Relations
Susan Lorigan    (510) 623-9001
Ed Coghlan       (510) 771-2399


               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                        ANNOUNCES RESTRUCTURING


FREMONT, CALIFORNIA, MARCH 10, 1999 -- SUNRISE TECHNOLOGIES INTERNATIONAL, INC. (NASDAQ/NMS: SNRS) - today announced Timothy A. Marcotte's employment as Vice President and Chief Financial Officer has been severed. Ms. Tina Herbert, the Company's Controller, has been appointed acting Vice President Finance and Chief Financial Officer. In addition, Ms. Sylvia Ward has been appointed the Company's acting Controller. C. Russell Trenary, III, the Company's Chief Executive Officer and President, said, "Ms. Herbert and Ms. Ward will be able to advance the Company's plans efficiently and expeditiously."

In addition, the Company announced it has engaged Phillip E. Meade of Laguna Group to direct, lead and coordinate activities in the human resources function. The Company anticipates substantial growth in the employee base as it continues planning the launch of its Hyperion<trademark> LTK System. Mr. Meade has acted in the capacity of Vice President of Human Resources for various companies including American Hospital Supply in Deerfield, Illinois; Baxter International in Deerfield, Illinois; and MedLogic Global Corporation in Colorado Springs.

Founded in 1987, the Company produces and markets high technology products revolutionizing treatment methods in eye care. The Company develops Holmium laser-based systems, which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions. These Systems* incorporate a non-contact simultaneous application for correction of hyperopia (farsightedness), presbyopia (loss of focus due to natural aging), and overcorrection resulting from PRK and LASIK treatments for myopia. The system is currently in use in Europe and the Americas, and is in clinical trials in the United States.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.

*Caution-Investigational Device: Federal law restricts this device to investigational use in the U.S. Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com.